Exhibit 5.1

                        Letterhead of Robinson & Cole LLP


                                                              September 23, 2005

InforMedix Holdings, Inc.
Georgetowne Park
5880 Hubbard Drive
Rockville, Maryland 20852-4821

                 Re:  Registration Statement on Form S-8

 Ladies and Gentlemen:

         We have acted as counsel to InforMedix Holdings, Inc, a Nevada corporation (the "Company"), in connection with its Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission with respect to the registration under the Securities Act of 1933, as amended, of an aggregate of 134,667 shares of common stock of the Company, $0.001 par value per share (the "Shares"), issued by the Company to three individuals, Shai Stern, Seth Farbman and Mildred Rostolder.

      This opinion is being delivered in accordance with the requirements of
Item 601(b)(5) of Regulation S-B under the Act.

      We have examined originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

      Based upon our foregoing examination, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares are lawfully and validly issued, fully paid and non-assessable.

      The opinions set forth in this letter are based solely on, and are limited to, the internal laws of the State of New York and the federal laws of the United States of America. We are admitted to practice in the State of New York, and are not admitted to practice in the State of Nevada. We express no opinion as to the laws of the State of Nevada.

      Although the Company is a Nevada corporation, and the issuance of shares would be governed by Nevada law, we assume for the purposes of this opinion that the laws of the State of Nevada governing the issuance of the securities by a Nevada corporation are the same as New York law governing the issuance of securities by a New York corporation.

      We hereby consent to the filing of this opinion as an exhibit to the Form S-8 relating to the registration of the Shares. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.


                                                Very truly yours,

                                                Robinson & Cole LLP


                                                By: /s/Elliot Lutzker
                                                    -----------------------
                                                    Elliot Lutzker